Filed Pursuant to Rule 433

Registration No. #333-198515

PRICING TERM SHEET

Dated March 10, 2015

THE PRICELINE GROUP INC.
Offering of
$500,000,000 aggregate principal amount of
3.650% Senior Notes due 2025

The information in this pricing term sheet supplements The Priceline Group Inc.’s preliminary prospectus supplement, dated March 10, 2015 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.  In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	The Priceline Group Inc.

Trade Date:	March 10, 2015.

Settlement Date:	March 13, 2015 (T+3).

Maturity date:	March 15, 2025.

Notes:	3.650% Senior Notes due 2025 (the “Notes”).

Aggregate Principal Amount Offered:	$500,000,000 aggregate principal amount of Notes.

Initial Public Offering Price:	99.742% of principal amount.

Yield-to-Maturity:	3.681%.

Benchmark Treasury:	2.000% UST due February 15, 2025.

Benchmark Treasury Price / Yield:	98-26+ / 2.131%

Spread to Benchmark Treasury:	+155 basis points.

Gross Proceeds:	$498,710,000.

Net Proceeds to Issuer (before expenses):	$496,460,000.

Interest Payment Dates:	March 15 and September 15.

First Interest Payment Date:	September 15, 2015.

Record Dates:	March 1 and September 1.

Format:	SEC Registered.

Make-Whole Call:

Callable at the greater of (i) 100% of the principal amount of the Notes to be redeemed; and (ii) as determined by a Quotation Agent (as defined in the Preliminary Prospectus Supplement), the sum of the present values of the remaining scheduled payments for principal and interest on the notes, not including any portion of the payments of interest accrued as of the redemption date, discounted to such redemption date on a semi-annual basis at the

Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement), plus 25 basis points, in each case plus accrued and unpaid interest.

Par Call:	Callable three months prior to the maturity date of the notes at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP Number:	741503 AW6.

ISIN Number:	US741503AW60.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co.

Co-Managers:	TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  A copy of the Preliminary Prospectus Supplement for the offering can be obtained by calling J.P. Morgan Securities LLC, collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.

You should rely on the information contained or incorporated by reference in the Preliminary Prospectus Supplement, as supplemented by this final pricing term sheet in making an investment decision with respect to the Notes.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.